As filed with the Securities and Exchange Commission on August 18, 2023

Registration Statement File No. 333-237517

Registration Statement File No. 333-237518

Registration Statement File No. 333-256335

 Registration Statement File No. 333-256369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-237517)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-237518)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-256335)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-256369)

UNDER

THE SECURITIES ACT OF 1933

ARCONIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-2745636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Isabella Street, Suite 400 Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive offices)	(Zip Code)

(412) 992-2500

(Registrant’s telephone number, including area code)

ARCONIC CORPORATION 2020 STOCK INCENTIVE PLAN

ARCONIC CORP. HOURLY 401(K) PLAN

ARCONIC CORP. SALARIED 401(K) PLAN

ARCONIC CORPORATION AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

(Full title of the plans)

Adam Wheeler

Vice President and Secretary

Arconic Corporation

201 Isabella Street, Suite 400

Pittsburgh, Pennsylvania 15212-5872

Telephone: (412) 992-2500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Janson, Esq.

Luke Jennings, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Arconic Corporation, a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant Common Stock”), registered but unsold under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement on Form S-8 (Registration File No. 333-237517), which was filed with the Commission on April 1, 2020, pertaining to the registration of 7,250,000 shares of Registrant Common Stock under the Arconic Corporation 2020 Stock Incentive Plan;

•	Registration Statement on Form S-8 (Registration File No. 333-237518), which was filed with the Commission on April 1, 2020, pertaining to the registration of 1,800,000 shares of Registrant Common Stock under the Arconic Corp. Hourly 401(k) Plan and the Arconic Corp. Salaried 401(k) Plan;

•	Registration Statement on Form S-8 (Registration File No. 333-256335), which was filed with the Commission on May 20, 2021, pertaining to the registration of 3,000,000 shares of Registrant Common Stock under the Arconic Corporation Amended and Restated 2020 Stock Incentive Plan; and

•	Registration Statement on Form S-8 (Registration File No. 333-256369), which was filed with the Commission on May 21, 2021, pertaining to the registration of 6,000,000 shares of Registrant Common Stock under the Arconic Corp. Hourly 401(k) Plan and the Arconic Corp. Salaried 401(k) Plan.

On May 4, 2023, the Registrant entered into an Agreement and Plan of Merger with Arsenal AIC Parent LLC, a Delaware limited liability company (“Parent”), and Arsenal AIC MergeCo Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on August 18, 2023, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all of the offerings of the Registrant Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes from registration any and all of the Registrant Common Stock registered under the Registration Statements that remain unsold as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on the 18th day of August, 2023.

ARCONIC CORPORATION

By:	/s/ Adam Wheeler
	Name:	Adam Wheeler
	Title:	Vice President and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.